Exhibit 95.1

Pershing Gold Corporation

Mine Safety Disclosure

(Unaudited)

Information for the twelve months ended December 31, 2015 follows:

Mine (Federal Mine Safety and Health Administration (MSHA) ID)	Total # of Significant & Substantial violations under §104 (a)	Total # of orders under §104(b) (a)	Total # of unwarrantable failure citations and orders under §104(d) (a)	Total # of violations under §110(b)(2) (a)	Total # of orders under §107(a) (a)	Total dollar value of proposed assessments from MSHA	Total # of mining related fatalities	Received Notice of Pattern of Violations under §104(e) (a) (yes/no)?	Received Notice of Potential to have Pattern under §104(e) (a) (yes/no)?	Total # of Legal Actions Pending with the Mine Safety and Health Review Commission as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Relief Canyon Mine (2602657)	1	—	—	—	—	$117	—	no	no	—	—	—

(a) References to Section numbers are to sections of the Federal Mine Safety and Health Act of 1977.